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                                                                    Exhibit 99.a

[ONEOK LOGO]

                                                                  Financial News

For Immediate Release: September 25, 2001

Contact: Weldon Watson, 918-588-7158


                      SUMMARY JUDGMENT RULING FAVORS ONEOK

     TULSA, Oklahoma - ONEOK, Inc., (NYSE:OKE) announced today that Federal District Judge Roslyn O. Silver in Phoenix granted ONEOK's motion for summary judgment on the one remaining claim against ONEOK by Southern Union Company (NYSE:SUG) for tortious interference with Southern Union's prospective relationship with Southwest Gas Corporation (NYSE:SWX) to the extent Southern Union is seeking lost profit damages, and denied the motion to the extent Southern Union is seeking out-of-pocket and punitive damages.

     Judge Silver's order made similar rulings as to Southern Union's claims against Southwest Gas and the other defendants in the case. The vast majority of the damages Southern Union has sought have been lost profit damages. At one time that amounted to $750 million. Judge Silver had earlier issued rulings dismissing all of Southern Union's other claims against ONEOK.

     There are also claims in the litigation between ONEOK and Southwest Gas, and claims by both ONEOK and Southwest Gas against Southern Union. Motions for summary judgment as to several of those claims are set for hearing on October 19, 2001. Trial of any claims that remain after the motions for summary judgment are resolved is scheduled for May 28, 2002 in Phoenix. ONEOK remains confident of the positions it has asserted in the litigation.

     ONEOK, Inc., is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, serving 1.4 million customers. ONEOK is a Fortune 500 Company.


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Statements contained in this release that include company expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Additional information about ONEOK is available on the ONEOK web site at www.oneok.com Service area maps and logos are available under Media Kit.